UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2012, Broadway Financial Corporation (the “Company”), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), entered into an agreement with the U.S. Department of the Treasury (the “Treasury”) pursuant to which the Treasury will exchange (the “Exchange”) its Series D and E preferred stock (the “Preferred Stock”) in the Company for new common stock valued at a discount of 50% to the aggregate liquidation preference of $15 million for the Preferred Stock. In addition, the Treasury will exchange the accumulated, unpaid dividends on the Preferred Stock for new common stock at 100% of the accrued amount.

The Exchange is subject to various conditions, including the exchange of the Company’s other outstanding series of preferred stock at discounts of 50% of the aggregate liquidation values, the placement of at least $5 million of new common equity capital, and other conditions. The Exchange is expected to close contemporaneously with the closing of the private placement and the other exchange transactions.

The approval by the Company’s shareholders of an increase in the Company’s authorized number of common shares and to the issuance of common shares exceeding 20% of the Company’s currently outstanding common shares will be required to complete the Exchange. The agreement with Treasury provides, in the alternative, that the contemplated exchanges may be made for shares of a new series of preferred stock of the Company, to be designated as Series F Common Stock Equivalents, referred to herein as the Common Stock Equivalents, without a shareholder vote. The Common Stock Equivalents would automatically convert into the number of shares of Company common stock contemplated for the Exchange described above upon receipt of the required shareholder approval. The Common Stock Equivalents would have a liquidation preference of $1,000 per share, would be entitled to vote on an “as converted” basis with the Company’s common stock on all matters submitted to a vote of the Company’s shareholders and would have separate class voting rights under which the affirmative vote of 2/3ds of the Common Stock Equivalents would be required to approve certain matters affecting the Common Stock Equivalents, including proposed changes in the terms thereof, authorization of a senior class or series of stock and certain share exchanges, reclassifications, mergers and consolidations that would adversely affect the Common Stock Equivalents. The Common Stock Equivalents would, for the first six months after issuance, only be entitled to dividends if and to the extent that dividends are declared on the Company’s common stock (none are anticipated at this time) and would thereafter be entitled to cumulative preferred dividends at increasing dividend accrual rates, starting at 9% per annum and increasing in increments to a maximum rate of 19% per annum. In the event dividends are not declared and paid on the Common Stock Equivalents for six quarterly dividend periods, whether or not consecutive, commencing on the second quarterly dividend payment date (approximately six months) after their initial issuance date, the authorized number of directors of the Company would be increased by two and the holders of the Common Stock Equivalents, voting together as a single class with the holders of any other series of preferred stock having equal voting rights, would have the right to elect two directors to fill such newly created director positions.

Under the agreement with the Treasury, the Company has agreed that the Treasury will have approval rights over agreements the Company proposes to enter into, or to amend, in connection with the other transactions upon which the Exchange with Treasury is conditioned. The Company has further agreed, among other agreements with Treasury, to register the shares issued to the Treasury with the Securities and Exchange Commission under the Securities Act of 1933 for resale at Treasury’s request and that a Treasury representative will be entitled to attend all meetings of the Company’s board of directors and its committees, as well as those of the Company’s subsidiaries, as an observer. The observer will also be entitled to receive all information provided to the members of such boards and committees.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated February 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION
(Registrant)

Date: February 15, 2012	By	/s/ Sam Sarpong
Sam Sarpong
Chief Financial Officer